Exhibit B

REPURCHASE OPTION AGREEMENT

This REPURCHASE OPTION AGREEMENT (this “Agreement”), is made as of this 5th  day of April, 2016 (the “Effective Date”), by and between DIVERSIFIED PRIVATE EQUITY INVESTORS II, LP, a Delaware limited partnership, DIVERSIFIED PRIVATE EQUITY INVESTORS IV, LP, a Delaware limited partnership, AMBERBROOK VII, LP, a Delaware limited partnership, TDH CAPITAL PARTNERS, LP, a Pennsylvania limited partnership, GULF VIEW INVESTMENT PARTNERS, LLC, a Delaware limited liability company, STEPHEN W. HARRIS, JAMES M. BUCK, III, and J.B. DOHERTY (collectively, the “Stockholders”); and CALVIN H. KNOWLTON and ORSULA KNOWLTON (collectively, the “Knowltons”).

WHEREAS, contemporaneously herewith, the Knowltons have sold, and the Stockholders have purchased, 666,667 shares, in the aggregate, of the Class B Voting Common Stock of Tabula Rasa Healthcare, Inc. (the “Company”) par value $.0001 per share (collectively, the “Shares”) pursuant to that certain Stock Purchase Agreement of even date herewith by and among the Stockholders and the Knowltons (the “Stock Purchase Agreement”); and

WHEREAS, as part of the aforementioned sale transaction, the Stockholders have agreed that the Knowltons shall have the right to repurchase up to 266,667 of the Shares, pursuant to and limited by the terms and conditions set forth herein; and

WHEREAS, to assist in facilitating the relative rights between those Shares subject to the right to repurchase hereunder and those not subject to the right to repurchase hereunder, the Knowltons and the Stockholders have caused the Company to issue separate stock certificates to each of the Stockholders representing each respective portion of the Shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, and intending to be legally bound, the parties agree:

1.                                 Grant of Purchase Option.

Right to Purchase. Subject to the terms and conditions of this Agreement, at any time on or before the earlier to occur of (a) the date that is six (6) months following the date shares of the Company’s stock are first sold publicly in an offering registered with the Securities and Exchange Commission under the Securities Act of 1933, or (2) the second anniversary of the date of this Agreement (the “Purchase Commencement Date”), the Knowltons shall have the right (the “Purchase Right”), but not the obligation, to cause the Stockholders to sell up to forty-percent (40%) of the Shares (i.e, 266,667 of the Shares), to the Knowltons at $5.00 per share (the “Purchase Price”), as follows:

Stockholder	Number of Shares
Diversified Private Equity Investors II, L.P.	6,667
Diversified Private Equity Investors IV, L.P.	26,667
Amberbrook VII, L.P.	154,667
TDH Capital Partners, L.P.	53,333
Gulf View Investment Partners, LLC	20,000
Stephen W. Harris	1,333
James M. Buck, III	2,000
J. B. Doherty	2,000

2.                                 Procedures for Exercise of Purchase Right

(a)                                      Exercise; Closing.

(i)                           The Knowltons may exercise the Purchase Right in one or more transactions, but in each case the total number of shares being purchased must be purchased in each such transaction pro rata from all of the Stockholders based on the relative Number of Shares set forth in the Table set forth in Section 1 hereof. The obligations of the Stockholders under this Agreement are several and not joint and (x) no Stockholder shall be responsible or liable for any failure by any other Stockholder to deliver such other Stockholder’s pro rata share or to otherwise abide by any obligations of such other Stockholder arising under the terms of this Agreement and (y) no Stockholder shall be required to sell or deliver any Shares to the Knowltons other than their pro rata portion of the aggregate shares covered by each respective exercise of the Purchase Right.

(ii)                        If, at any time and from time to time, the Knowltons desire to exercise the Purchase Right, the Knowltons shall deliver to the Stockholders a written notice signed by both the Knowltons (A) declaring the exercise thereof, (B) designating the number of shares to be purchased, and (C) designating how the shares to be purchased are to be allocated between the Knowltons (the “Purchase Exercise Notice”).

(iii)                     Each of the Stockholders shall, at the closing of any purchase, represent and warrant to the Knowltons that (A) the Stockholder has full right, title and interest in and to the subject shares, (B) the Stockholder has all the necessary power and authority and has taken all necessary action to sell the subject shares, and (C) the subject shares are free and clear of any and all mortgages, pledges, security interests, options, rights of first offer, encumbrances or other restrictions or limitations of any nature whatsoever other than (i) those arising as a result of or under the terms of this Agreement and (ii) any restrictions that may continue to be applicable under that certain Stockholders Agreement dated as of June 30, 2014 by and among the Company, the Knowltons, the Stockholders, certain other holders of Common Stock and the Investors (as therein defined), as amended by that certain Amendment No. 1 to the Stockholders Agreement dated as of October 21, 2015 and as may have been further amended subsequent to the date of this Agreement (as so amended, the “Stockholders Agreement”).

(iv)                    The closing of any sale of Shares pursuant to this Section 2 shall take place no later than 30 days following receipt by the Stockholders of the Purchase Exercise Notice. The Knowltons shall give the Stockholders at least 10 days’ written notice of the proposed date of closing (the “Purchase Right Closing Date”).

(b)                                      Consummation of Sale. The Knowltons will pay the Purchase Price for the Shares by certified or official bank check or by wire transfer of immediately available funds on the Purchase Right Closing Date. The Knowltons agree that they will take any and all risks associated with all purchases effectuated under this Agreement relative to any applicable compliance with the terms of the Stockholders Agreement; and the Knowltons, jointly and severally will indemnify and hold harmless each of the Stockholders and each of their respective affiliates and each of their respective officers, directors, employees, shareholders, partners, managers and members from and against any loss, expense or damage (including without limitation reasonable attorneys’ fees and expenses) that may be incurred by any such indemnified person by virtue of consummating any sale to the Knowltons hereunder without taking any further action to secure any additional permitted transfer confirmations, waivers or consents and/or to complete any still applicable process of rights of first refusal and rights of co-sale under the Stockholders Agreement at or about the time of the consummation of any such sale.

(c)                                       Cooperation. The Stockholders shall take all actions as may be reasonably necessary to consummate any sale contemplated by this Section 2, including, without limitation, by entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate; provided however that, as a result of any written notice or objection from a third person who is not a party to this Agreement, if any decision is made at the time to secure any additional permitted transfer confirmations, waivers or consents and/or to complete any still applicable process of rights of first refusal and rights of co-sale under the Stockholders Agreement so as to permit the transfer to occur, the Stockholders shall not be obligated to make any payment or incur any expense in order to secure any such additional permitted transfer confirmations, waivers and/or consents and/or to complete any such still applicable process of rights of first refusal and rights of co-sale under the Stockholders Agreement so as to permit the transfer to occur; and, under such circumstances, the Knowltons shall take all actions as may be reasonably necessary to assist the Stockholders in securing any further permitted transfer confirmations, waivers and/or consents and/or completing any further still applicable process of rights of first refusal and rights of co-sale under the Stockholders Agreement so as to permit the transfer to occur.

(d)                                 Closing. At the closing of any sale and purchase pursuant to this Section 2, each Stockholder shall deliver to the Knowltons a certificate or certificates representing the shares to be sold, accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the Purchase Price for the respective shares being sold by such Stockholder.

3.                                 Replacement of Shares. The parties acknowledge that, as part of the process of effectuating an initial public offering of the Company’s stock, it is presently contemplated that all of the Company’s outstanding Class A Nonvoting Common Stock and Class B Voting Common Stock will be converted to a single class of common stock. In such event, or in the event of a stock split or stock dividend, or any other recapitalization, the Purchase Right will apply to forty percent (40%) of the stock issued by the Company to the Stockholders on account of, or in replacement of, the Shares, subject to any applicable price adjustment contemplated by Section 5 below.

4.                                 Retention of Shares. The Stockholders shall retain, free and clear of any liens, encumbrances, restrictions or interests of third parties (other than (i) those arising as a result of or under the terms of this Agreement and (ii) the restrictions set forth in the Stockholders Agreement), a sufficient portion of the Shares to satisfy their obligations to sell and deliver shares upon any exercise of the Purchase Right by the Knowltons; provided however that the foregoing obligation shall not apply to the surrender of the Shares to the Company in exchange for replacement shares or the surrender of the Shares pursuant to any merger or consolidation under which other securities are to be issued or other consideration is to be issued in exchange for the Shares.

5.                                 Adjustment to Purchase Price Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another person, (iv) sale of all or substantially all of the Company’s assets to another person or (v) other similar transaction, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, the Purchase Price shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, be appropriately and equitably adjusted (in form and substance satisfactory to the Stockholders) to insure that the economic rights of the parties with respect to the Purchase Right, and the relative rights of the parties, after such transaction remain as nearly as possible as they were prior to such transaction. The provisions of this Section 5 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions.

6.                                 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this subsection).

7.                                 Entire Agreement. This Agreement, together with the Stock Purchase Agreement, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

8.                                 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

9.                                 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.                          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.                          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.                          Governing Law: Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.                          Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action; (b) such party has considered the implications of this waiver; (c) such party makes this waiver voluntarily; and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.

14.                          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15.                          No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Option Agreement on the date first written above.

BUYERS:

DIVERSIFIED PRIVATE EQUITY INVESTORS II, LP
By:	DPE Investors II, LP, General Partner
	By:	MidCoast Capital, LLC, General Partner

	By	/s/ Stephen W. Harris
Stephen W. Harris, Managing Principal

DIVERSIFIED PRIVATE EQUITY INVESTORS IV, LP
By:	DPE Investors IV, LP, General Partner
	By:	MidCoast Capital, LLC, General Partner

	By	/s/ Stephen W. Harris
Stephen W. Harris, Managing Principal

AMBERBROOK VII, LP
By:	Willowridge VII, LLC, General Partner

	By:	/s/ Luisa Hunnewell
Luisa Hunnewell, Managing Member

TDH CAPITAL PARTNERS, LP
By:	Private Equity Management Co., Manager

	By:	/s/ James M. Buck, III
James M. Buck, III, Vice President

GULF VIEW INVESTMENT PARTNERS, LLC

By:		/s/ Howard C. Landis
Howard C. Landis, Managing Member

/s/ Stephen W. Harris
Stephen W. Harris

/s/ James M. Buck, III
James M. Buck, III

/s/ J.B. Doherty
J.B. Doherty

SELLERS:

/s/ Calvin H. Knowlton
Calvin H. Knowlton

/s/ Orsula Knowlton
Orsula Knowlton

EXHIBIT A

Repurchase Option Agreement

Addresses of Stockholders:

Diversified Private Equity Investors II, LP

c/o Stephen W. Harris

MidCoast Capital, LLC

1430 Pheasant Run Circle

Yardley, PA 19067

Email: sharris@midcoastcapital.com

Diversified Private Equity Investors IV, LP

c/o Stephen W. Harris

MidCoast Capital, LLC

1430 Pheasant Run Circle

Yardley, PA 19067

Email: sharris@midcoastcapital.com

Amberbrook VII, LP

c/o Willowridge Partners, Inc.

122 E. 42nd Street, 37th Floor

New York, NY 10017

Email: lhunnewell@willowridge.com

TDH Capital Partners, LP

c/o James M. Buck, III

Private Equity Management Co.

259 N, Radnor-Chester Road, Suite 210

Radnor, PA 19087

Email: jmbuck3@aol.com and jb@tdhpemco.com

Gulf View Investment Partners, LLC

c/o Howard C. Landis

2431 Indian Pipeway

Naples, FL 34105

Email: hclandis@outlook.com

Stephen W. Harris

1430 Pheasant Run Circle

Yardley, PA 19067

Email: sharris@midcoastcapital.com

James M. Buck, III

Private Equity Management Co.

259 N, Radnor-Chester Road, Suite 210

Radnor, PA 19087

Email: jmbuck3@aol.com

J.B. Doherty

Private Equity Management Co.

259 N, Radnor-Chester Road, Suite 210

Radnor, PA 19087

Email: jb@tdhpemco.com

Addresses of Sellers:

Calvin H. Knowlton

628 Windsock Way

Moorestown, NJ 08057

oknowlton@carekinesis.com

Orsula Knowlton

628 Windsock Way

Moorestown, NJ 08057

oknowlton@carekinesis.com